Exhibit 107
CALCULATION OF FILING FEE TABLE
Schedule 14A
(Form Type)

AMNEAL PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$1,326,283,307.44	0.00013810	$183,159.73
Fees Previously Paid	$0		$0
Total Transaction Valuation	$1,326,283,307.44
Total Fees Due for Filing			$183,159.73
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$183,159.73

*
Title of each class of securities to which the transaction contemplated by the Membership Interest Purchase Agreement, dated as of April 21, 2026 (as amended, the “Purchase Agreement”), by and among Amneal Pharmaceuticals, Inc. (“Amneal”), Kashiv BioSciences, LLC and each of the persons listed on the signature pages thereto under the heading “Sellers” (the “Sellers”) (the “transaction”) applies: Class A common stock, par value $0.01 per share (“Common Stock”), of Amneal.

Estimated solely for purposes of calculating the amount of the filing fee. The transaction value was determined by adding (i) $375,000,000, which represents the cash consideration payable by Amneal in connection with the closing of the transaction contemplated by the Purchase Agreement, assuming that no adjustments to the purchase price will be required, (ii) $350,000,000, which represents potential contingent consideration that may be paid to the Sellers after the closing of the transaction upon the achievement of certain regulatory milestones, (iii) $133,000,000, which represents the estimated net present value of certain potential contingent cash royalty payments from Amneal to the Sellers that may be paid after the closing of the transaction based on the amount by which annual gross profits for certain products exceed specified gross profit hurdle amounts for the corresponding annual royalty period and (iv) (a) 28,942,108, which represents the number of shares of Common Stock that will be issued by Amneal to the Sellers in connection with the closing of the transaction multiplied by (b) $16.18 per share, which is the average of the high and low trading prices of Common Stock on June 16, 2026 (within five business days prior to the date of the proxy statement).

**
The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2026 beginning on October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.